Exhibit 19.1

Verrica PHARMACEUTICALS INC.

Insider Trading Policy

As Amended and Restated on March 10, 2025

I.
Introduction

This policy determines acceptable transactions in the securities of Verrica Pharmaceuticals Inc. (the “Company”) by our employees, directors and consultants. During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy
A.
Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

B.
Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

1.

“Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)
financial results or forecasts;
(b)
communications with government agencies;
(c)
strategic plans;
(d)
discovery and development of new drug candidates;
(e)
acquisitions or dispositions of assets, divisions, companies, etc.;
(f)
pending public or private sales of debt or equity securities;
(g)
declaration of stock splits, dividends or changes in dividend policy;
(h)
major contract awards or cancellations;
(i)
top management or control changes;
(j)
possible tender offers or proxy fights;
(k)
significant writeoffs;
(l)
significant litigation;
(m)
impending bankruptcy;
(n)
gain or loss of significant partners, customers or suppliers;
(o)
pricing changes or discount policies;
(p)
corporate partner relationships; and
(q)
notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

2.

In addition, it is the Company’s policy that no person subject to this policy who, in the course of his or her relationship with the Company, learns of any confidential information that is material to another publicly traded company, including a partner or collaborator of the Company or an economically-linked company such as a competitor of the Company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

III.
Stock Trading by Directors, Officers and Other Employees

Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Additionally, it is the Company’s policy that any transactions by the Company in Company securities shall comply with applicable insider trading laws, rules and regulations.

A.
Covered Insiders

The provisions outlined in this stock trading policy apply to all directors, officers and employees of the Company. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

B.
Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees and directors will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees and directors we have established “quarterly trading blackout periods” during which the Company’s employees and directors—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in the Company’s securities. That means that, except as described in this policy, all of the Company’s employees and directors will be able to trade in the Company’s securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in the Company’s securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is one week before the end of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, there exists undisclosed information that would make trades by the Company’s employees

3.

and directors inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

An employee or director who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Legal Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

C.
Event-Specific Trading Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to Trading Blackouts” below.

D.
Exceptions to Trading Blackouts
1.
Option Exercises. Directors, officers and employees may exercise options for cash granted under the Company’s stock option plans without restriction. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.
2.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees and directors may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Company’s securities pursuant to that Trading Plan are not

4.

subject to this policy. To be properly established, an employee’s or director’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the Company was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to the Company or the securities subject to the Trading Plan. Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
4.
Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
E.
Special and Prohibited Transactions
1.
Inherently Speculative Transactions. No Company employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company employee, director or consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or consultant may no longer have the same objectives as the Company’s other stockholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, the Company’s employees, directors and consultants are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is

5.

required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
F.
Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of paragraphs B and C above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer or his designee (each, a “Clearing Officer”) at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within ten business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to a Clearing Officer. Upon completion of any transaction, the officer or director or other member of management must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

G.
Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

H.
Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and

6.

awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

IV.
Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

V.
Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company.

7.

Verrica Pharmaceuticals Inc.

Insider Trading Policy

CERTIFICATION

To: Verrica Pharmaceuticals Inc.

I, ________________________, have received and read a copy of the Verrica Pharmaceuticals Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Verrica Pharmaceuticals Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Verrica Pharmaceuticals Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

8.